Exhibit 23.6

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2021, with respect to the consolidated financial statements of EPIC Crude Holdings, LP, which appears in the December 31, 2020, annual report on Form 10-K of Altus Midstream Company, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

San Antonio, Texas

January 6, 2022